UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 29, 2008

Date of report (Date of earliest event reported)

CBRE REALTY FINANCE, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-33050	30-0314655
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 Asylum Street, 31st Floor Hartford, Connecticut	06103
(Address of Principal Executive Offices)	(Zip Code)

(860) 275-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 29, 2008, CBRE Realty Finance, Inc. (the “Company”) issued a press release announcing that it had entered into an Amended and Restated Management Agreement (the “Amended Management Agreement”) with CBRE Realty Finance Management, LLC (the “Manager”), CB Richard Ellis, Inc. (“CBRE”) and CBRE Melody & Company, formerly LJ Melody & Company (“CBRE Melody”). The Amended Management Agreement generally contains the same terms and conditions as the Management Agreement dated June 9, 2005, except for the following material changes: (i) the Company has the option to acquire the Manager for $1.00 until the earlier of the termination of the Amended Management Agreement or December 31, 2008, subject to the execution of definitive documentation that is mutually agreed to by the parties and negotiated in good faith; (ii) the Company can decline to renew the Amended Management Agreement by providing written notice to the Manager at any time prior to October 31, 2008, in the event of which the Amended Management Agreement will terminate on December 31, 2008; (iii) the Manager can decline to renew the Amended Management Agreement by providing written notice to the Company no later than October 31, 2008 nor earlier than October 1, 2008 (which previously was June 30, 2008), in the event of which the Amended Management Agreement will terminate on December 31, 2008; (iv) the Amended Management Agreement will automatically terminate on the date the Company consummates a strategic transaction (as defined in the Amended Management Agreement); (v) no termination fee will be payable to the Manager in the event that the Amended Management Agreement is terminated pursuant to clauses (i), (ii), (iii) or (iv) above; (vi) CBRE and CBRE Melody may compete with the Company after April 30, 2008 (which previously was December 31, 2008) with respect to the acquisition and finance of real estate- related loans, structured finance debt investments and commercial mortgage-backed securities; and (vii) the Company is responsible for severance of all employees of the Manager, including certain of the Company’s executive officers, as of the date of the Amended Management Agreement, except for certain employees identified in the Amended Management Agreement, including 50% of the severance obligations relating to Kenneth J. Witkin, the Company’s Chief Executive Officer and President, subject to certain exceptions.

The foregoing is a summary of the terms of the Amended Management Agreement. Certain additional changes not described herein were made to these agreements. Such summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Management Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Amended Management Agreement, the Compensation Committee of the Board of Directors (the “Board”) of the Company approved, and the Board subsequently ratified, certain severance and retention arrangements for certain employees of the Manager, including certain executive officers of the Company. The Company will be responsible for, as of the date of the Amended Management Agreement through December 31, 2009, a total severance obligation of $2,640,000 for these employees, which includes (i) 50% of the severance obligation (or $350,000) relating to Mr. Witkin, (ii) $300,000 relating to Michael Angerthal, one of the Company’s Executive Vice Presidents, its Chief Financial Officer and Treasurer and (iii) $270,000 relating to Thomas Podgorski, one of the Company’s Executive Vice Presidents. In addition, Messrs. Witkin, Angerthal and Podgorski will be entitled to a special bonus ($350,000, $200,000 and $150,000, respectively) upon the earlier of (i) the consummation of a strategic transaction (as defined in the Amended Management Agreement), subject to certain exceptions, or (ii) April 30, 2009. The Manager will continue to be responsible for the severance obligation of Pau Martin, one of the Company’s Executive Vice Presidents. Each employee, other than Mr. Witkin, and including Messrs. Angerthal and Podgorski, will be entitled to a retention amount if they remain as an employee of the Manager, the Company or a successor to either following a strategic transaction. The amount is equal to the amount of severance they would be entitled if they were terminated without cause and is payable in two equal installments on the one and two year anniversary of the consummation of the strategic transaction if they are still so employed.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Management Agreement, by and among CBRE Realty Finance, Inc., CBRE Realty Finance Management, LLC, CB Richard Ellis, Inc. and CBRE Melody & Company, dated April 29, 2008.
99.1	Press release, dated August 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2008

CBRE REALTY FINANCE, INC.

By:	/s/ Michael Angerthal
Name:	Michael Angerthal
Title:	Chief Financial Officer